Exhibit 99.1

Thursday, December 9, 2021

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES APPOINTMENT OF EXECUTIVE OFFICER

Lakeville, Connecticut, December 9, 2021/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the appointment of a new Executive Officer of the Bank effective January 1, 2022.

Todd J. Rubino was named Executive Vice President, Chief Commercial Lending Officer. Mr. Rubino, age 53, has served as Senior Vice President, Senior Commercial Loan Officer of the Bank since Salisbury acquired Riverside Bank in December of 2014. Prior to that, he served as Executive Vice President, Senior Lending Officer of Riverside Bank from 2011 to 2014. Mr. Rubino holds a B.A. in Economics from the State University of New York at Binghamton. He has more than 30 years of experience in community banking.

“The change in responsibilities for Todd is part of a management reorganization intended to improve operating efficiency and effectiveness,” stated Rick Cantele, President and CEO of Salisbury. “I believe this restructure will benefit the Bank in many ways such as improving internal processes, enriching the customer experience, enhancing communication, deepening our bench strength, and supporting our succession efforts in key areas. I look forward to continuing to work with Todd as we focus on our commitment to our stakeholders and the long-term success of our company.”

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.